 Exhibit 99.1

Merchants Group, Inc., 250 Main Street, Buffalo, New York 14202

Release: After 4:00 pm EST

Contact: Thomas E. Kahn

Telephone: (314) 421- 4600

**MERCHANTS GROUP FORMS SPECIAL COMMITTEE TO

CONSIDER ACQUISITION PROPOSALS**

BUFFALO, N.Y., April 4, 2006 -- MERCHANTS GROUP, INC. (AMEX-MGP) announced that its Board of Directors has formed a special committee of the Board of Directors to conduct discussions with Merchants Mutual Insurance Company (Mutual) and to consider other potential strategic transactions.

On March 20, 2006, the Chairman of the Board of the Company received a letter from the Chairman of Mutual that indicated that Mutual was interested in acquiring the Company and was prepared to negotiate an all cash acquisition (by way of a tender offer and/or merger) for all the outstanding common stock of the Company (other than approximately 12% of the stock of the Company that is owned by Mutual) at $29.00 per share.

The business of the Company and its wholly-owned operating subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), is operated and managed under a Services Agreement with Mutual.    Under the Services Agreement, Mutual provides the Company with the facilities, management and personnel required to operate their day-to-day business.

Other Information

Merchants Group, Inc., through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to individuals and businesses in the Northeast United States.  The Company is headquartered in Buffalo, New York.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this press release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions.  Words such as “believes,” “forecasts,” “intends,” “possible,” “expects,” “anticipates,” “estimates,” or “plans,” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements involve certain assumptions, risks and uncertainties that include, but are not limited to, those associated with factors affecting the property-casualty insurance industry generally, including price competition, the Company’s dependence on state insurance departments for approval of rate increases, size and frequency of claims, escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company's dependence on investment income; the geographic concentration of the Company's business in the northeastern United States and in particular in New York, New Hampshire, New Jersey, Rhode Island, Pennsylvania and Massachusetts; the adequacy of the Company's loss reserves; the Company’s dependence on the general reinsurance market; government regulation of the insurance industry; exposure to environmental claims; dependence of the Company on its relationship with Merchants Mutual Insurance Company and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from any future results, performance, achievements or financial condition expressed or implied by the forward-looking statements.  The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.